Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MTech Acquisition Corp. (the “Company”) on Form S-4 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 22, 2018 with respect to our audit of the financial statements of MTech Acquisition Corp. as of December 31, 2017 and for the period from September 27, 2017 (inception) through December 31, 2017, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 6, 2018